Exhibit (p)(2)

Dix Hills Partners, LLC

Code of Ethics

General

The Code of Ethics is predicated on the principle that the Company owes a fiduciary duty to its Clients.1 Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, the Company will be mindful to:

•	Place Client interests ahead of the Company’s - As a fiduciary, the Company will serve in its Clients’ best interests. In other words, Employees may not benefit at the expense of Clients.

•	Engage in personal investing that is in full compliance with the Company’s Code of Ethics - Employees must review and abide by the Company’s Personal Securities Transaction and Insider Trading Policies.

•	Maintain full compliance with the Federal Securities Laws - Employees must abide by the standards set forth in Section 204 and Rule 204A-1 under the Advisers Act as well as Rule 17j-1 under the IC Act.

Any questions with respect to the Company’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics or Federal Securities Law to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks

In developing this policy and procedures, the Company considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employee engages in various personal trading practices that wrongly make use of Material Non-Public Information resulting in harm to Clients or unjust enrichment to the Employee (These practices include trading ahead of Clients and passing Material Non-Public Information on to spouses and other persons over whose accounts the Employee has control.).

•	Employees are able to cherry-pick Clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

•	One or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for Clients.

•	The personal trading of Employees does not comply with Rule 204A-1 under the Advisers Act or Rule 17j-1 under the IC Act.

•	Employees are not aware of what constitutes Material Non-Public Information.

•	Employees serve as trustees and/or directors of outside organizations.

•	Employees use the Company’s property, including research, supplies, and equipment, for personal benefit.

The Company has established the following guidelines as an attempt to mitigate these risks.

1 S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

Guiding Principles & Standards of Conduct

All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that the Company expects from its Employees:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective Clients, Investors, prospective Investors, and Employees;

•	Place the integrity of the investment profession, the interests of Clients, and the interests of the Company above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	Avoid any actual or potential material conflict of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

•	Comply with applicable provisions of the Federal Securities Laws.

1.	Personal Security Transaction Policy

Employees may not purchase or sell any Security in which the Employee has a Beneficial Interest unless the transaction occurs in an Exempted Security or the Employee has complied with the procedures of this policy as set forth below. Exceptions to the Personal Security Transaction Policy are at the sole discretion of the CCO and must be documented in writing.

Pre-Clearance Procedures

Employees must have written clearance for all private placements; new issues such as Initial Public Offerings; transactions in U.S. Government bonds or notes; transactions in derivatives on U.S Government bonds or notes; transactions in any sovereign debt; transactions in derivatives on any sovereign debt; transactions in the Federated Enhanced Treasury Income Fund; transactions in the Van Eck Multi-Manager Alternatives Fund; transactions in the Van Eck VIP Multi-Manager Alternatives Fund; and transactions in the Bandon Isolated Alpha Fixed Income Fund before entering into the transaction. The Company reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, and may fail to pre-clear a proposed Employee transaction for a number of reasons, including, but not limited to: conflicting sides of a transaction with Clients; violation of a confidentiality agreement; or the proposed transaction is before an intended Client trade program.

Employees shall complete the Private Placement, IPO, and U.S. Government-Related Security Pre-Clearance Form (Attachment A) when requesting an investment in a private placement; purchase of a new issue such as an Initial Public Offering; transaction in a U.S. Government bond or note; transaction in derivatives on U.S. Government bonds or notes; or transactions in the Federated Enhanced Treasury Income Fund, Van Eck Multi-Manager Alternatives Fund, Van Eck VIP Multi-Manager Alternatives Fund, and Bandon Isolated Alpha Fixed Income Fund. All pre-clearance requests must be submitted to the CCO.

Mr. Joseph Baggett manages personal “incubator accounts” in accordance with investment strategies that are also pursued in existing Client accounts. Mr. Baggett engages in such management activities in order to develop

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investment products or mandates that may be suitable for Clients at some point in the future. Each of the strategies currently managed within the “incubator accounts” have been implemented on behalf of Client accounts. Such accounts are exempt from the pre-clearance requirements described above related to U.S. and foreign government debt obligations and derivatives on such obligations. The CCO or his designee reviews transactions in such accounts on a regular basis.

With regard to an Employee investment in a private investment vehicle sponsored by Dix Hills (the “Fund”), the Employee shall not be required to obtain pre-approval from the CCO for an “initial” investment or subscription to the Fund. Rather, the execution of the Fund’s subscription document shall serve as evidence of the Company’s pre-clearance of the Employee’s investment in the Fund.

Reportable Securities

The Company requires Employees to provide periodic reports (See the Reporting section) regarding transactions and holdings in any Security (as defined in the Compliance Manual), except that Employees are not required to report the following Exempted Securities:

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end mutual funds other than Reportable Funds, and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Reporting

The Company must collect three (3) reports from Employees regarding the personal trading activities of the Employees. The reports, as described in further detail below, are: 1. Initial and Quarterly Securities Accounts Reports; 2. Initial and Annual Holdings Reports; and 3. Quarterly Transaction Reports.

These reports will enable the Company to maintain compliance with Rule 204A-1 under the Advisers Act, Rule 17j-1 under the IC Act, and will assist the Company to determine with reasonable assurance any indications of conflict of interest with Client trades.

Initial and Quarterly Securities Accounts Reports

New Employees are required to report all of their Securities Accounts (as defined in the Compliance Manual) not later than 10 days after an individual becomes an Employee. Employees are required to provide the CCO with a list of all new accounts opened during the quarter within 30 days of the end of the quarter. Both reports can be completed using Attachment B. Alternatively; employees can provide the Company with a copy of the relevant brokerage statement for any new accounts.

Initial and Annual Holdings Reports

New Employees are required to report all of their Securities not later than 10 days after an individual becomes an Employee. Employees are required to provide the CCO with a complete list of Securities on an annual basis, or on or before February 14th of each year. The report shall be current as of December 31st. Both reports can be completed using Attachment C.

Employees may elect to forgo the use of the Initial Reporting Forms and Annual Reporting Forms and instead submit their brokerage/custodial statements to the CCO in order to fulfill the initial and annual holding requirements. However, Employees must be certain that their brokerage/custodial statements include at a minimum:

(a)	the title and type of Security;
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(b)	as applicable, depending on the type of Security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security;

(c)	the name of any broker, dealer or bank with which the Employee maintains an account in which any Security is held for the Employee’s direct or indirect benefit; and

(d)	the date in which the Employee submits the report.

EMPLOYEES MUST REPORT THEIR BENEFICIAL INTEREST IN ANY SECURITIES ACCOUNTS, REGARDLESS OF THE TYPES OF SECURITIES THAT ARE HELD IN THE SECURITIES ACCOUNT. THE CCO MUST BE MADE AWARE OF ALL SECURITIES ACCOUNTS OWNED BY EMPLOYEES.

Quarterly Transaction Reports

Employees shall be required to report all Securities transactions that they have made in Securities Accounts during the quarter, as well as any new Securities Accounts that they have opened during the quarter. Employees have two options to fulfill this requirement. First, Employees may either provide or instruct their broker-dealers to provide to the CCO, duplicate trade confirmations and/or brokerage account statements, not later than thirty (30) days after the end of each calendar quarter. Second if an Employee’s trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), or if the Employee chooses to not provide account statements, such transactions shall be reported separately on the Quarterly Reporting Form provided in Attachment D.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS AND ACCOUNTS OF MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Trading and Review

The Company’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1 and Rule 17j-1, but also to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO or a designee will closely monitor Employees’ investment patterns to detect the following abuses:

•	Frequent and/or short-term (60 days) trades;

•	Trading opposite of Client trades; and

•	Front-Running Client accounts, which is a practice generally understood to be Employees personally trading ahead of Clients.

The CCO or a designee will review all reports submitted pursuant to the Personal Security Transaction Policy for potentially abusive behavior. In all instances, the CCO will monitor the CIO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

The CIO will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

If the Company discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions.

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Reporting Violations and Remedial Actions

The Company takes the potential for conflicts of interest caused by personal investing very seriously. As such, the Company requires its Employees to promptly report any violations of the Code of Ethics to the CCO.

If any violation of the Company’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No less frequently than annually, the CCO will prepare a Rule 17j-1(c)(2)(ii) report to the Federated Enhanced Treasury Income Fund’s CCO and Board of Directors which:

•	Describes any issues arising under this Code of Ethics since the last Rule 17j-1(c)(2)(ii) report as well as a description of any remedial actions taken; and

•	Certifies that Dix Hills has adopted procedures reasonably necessary to prevent Employees from violating this Code.

2.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, the Company has instituted procedures to prevent the misuse of Material Nonpublic Information.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information; or

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all of the Company’s Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is a 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities
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•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

Employees should consult with the CCO if there is any question as to whether non-public information is material.

What Information is Non-Public?

In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputation benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

Procedures for Recipients of Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. If the CCO determines that the information is material and non-public, the CCO will then determine the appropriate course of action.

Selective Disclosure

Employees must never disclose proposed/pending trades to any Client or other individual/entity outside of the Company without prior consent or direction from the Client. Additionally, Employees must not disclose the

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holdings of the Federated Enhanced Treasury Income Fund to third-parties unless approved by the Federated Enhanced Treasury Income Fund’s Board of Directors or CCO.

The Company will provide certain information relating to the performance of the Funds to Investors, as requested. All Investors are provided with the opportunity to request such information to ensure that no selective disclosure of such information has occurred.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the act of Inside Trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of Inside Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

3.	Outside Business Activities

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by reporting intent to serve to the CCO. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

Employees are prohibited from engaging in outside activities without the prior written approval of the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2A of Form ADV. The preferred method for reporting to the CCO is via email.

4.	Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with the Company and in which he or she knows the Company might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to the Company, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any Company business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by the Company may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

The preferred method for informing the CCO of any of items under this topic is via email.

5.	Improper Use of the Company’s Property

No Employee may utilize property of the Company or utilize the services of the Company or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including the Company and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

6.	Protection of the Company’s Name

Employees should at all times be aware that the Company’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of the Company’s name in any manner that could be misinterpreted to indicate a relationship between the Company and any other entity or activity.

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7.	Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

8.	Travel Expenses

Employees may charge to the Company normal and reasonable travel and travel-related expenses incurred for a Company business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel-related expenses. When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs. While the Company has not prescribed limits on such expenses, the Company may reiterate its policy with Employees as necessary.

Disclosure

The Company shall describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All client requests for the Company’s Code of Ethics shall be directed to the CCO.

Recordkeeping

The Company shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or the Company’s management.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee of the Company.

•	A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•	The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve transactions in any Private Offering, IPO, U.S. Government bond, note or derivative position on a U.S. Government bond or note, sovereign debt or derivative position on sovereign debt, Federated Enhanced Treasury Income Fund, Van Eck Multi-Manager Alternatives Fund, Van Eck VIP Multi-Manager Alternatives Fund, and Bandon Isolated Alpha Fixed Income Fund by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place; and

•	The Company shall preserve the Rule 17j-1(c)(2)(ii) reports for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO.

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All Employees are responsible for their individual compliance with this Code of Ethics. Employees are responsible for reporting violations of the Code of Ethics or Federal Securities Law to the CCO. Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment, after material amendment to the Code of Ethics, or upon request of the CCO.

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Attachment A - Private Placement, IPO, and U.S. Government-Related Security Pre-Clearance Form

Name of Issuer:

Type of Security:

Public Offering Date:
(For proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.	I am not investing in this Limited Offering or IPO to profit improperly from my position as a Company employee;

2.	The investment opportunity did not arise by virtue of my activities on behalf of a Company client; and

3.	To the best of my knowledge, no Company clients have any foreseeable interest in purchasing this Security.

4.	If I am seeking to invest in an unregistered investment fund, the investment strategy pursued by the fund is dissimilar from the investment strategy generally pursued by the Company.

Furthermore, by signing below, I certify that I have read the Company’s Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. I understand the Company reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws. I have provided all offering materials related to this proposed investment to the CCO at his request.

Date:

Signature:

Print Name:

Internal Use Only

___ Approved	___ Not Approved

Person Approving:		Date:

Reasons Supporting Decision to Approve/Not Approve:

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Attachment B - Initial and Quarterly Securities Account Report for BROKERAGE ACCOUNTS

Employee	(Print Name)

Information submitted current as of	(Date)

In accordance with Dix Hills’ Code of Ethics, please provide a list of all securities accounts in which you have a beneficial interest. Note that this includes accounts of immediate family members living in your household.

Name of Broker, Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a beneficial interest.

Signature	Date
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Attachment C - Initial and Annual Holdings Report for BROKERAGE ACCOUNTS

In accordance with Dix Hills’ Code of Ethics, please provide details of the Reportable Securities held within the accounts listed on Attachment B.

Number of Shares (if applicable)	Security Name	Type (e.g., equity; Fixed income)	Ticker or CUSIP (if applicable)	Principal Amount (if applicable)

Use additional sheets as necessary.

I certify that this form fully discloses all of the reportable securities in which I have a beneficial interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities contained in this report.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted: ____ No ____ Yes

If Yes, Describe:

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Exhibit (p)(2)

Attachment D - Quarterly Transaction Report for BROKERAGE ACCOUNTS and PRIVATELY HELD SECURITIES

TRANSACTIONS FOR:	BROKERAGE ACCOUNTS □ PRIVATELY HELD SECURITIES □

REPORTING EMPLOYEE:

FOR QUARTER ENDED:

In accordance with Dix Hills’ Code of Ethics, please provide a list of all reportable securities transactions that have occurred during the previous calendar quarter in any account in which you maintain a beneficial interest.

Number of Shares	Security Name	Type (e.g. Equity; Fixed Income)	Ticker or CUSIP	Principal Amount	Buy (Acquire)/ Sell (Dispose)	Interest Rate/ Maturity	Price	Date	Broker, Dealer or Bank (If Applicable)

Nothing in this report should be construed as an admission that the person making the report has any beneficial ownership in the securities to which the report relates. Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets as necessary.

Reviewed by:
Signature	Date	Date of Review:
		Exception(s) Noted:	No	Yes
If Yes, Describe:

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Attachment E - Initial and Annual Holdings Report for PRIVATELY HELD SECURITIES

Employee	(Print Name)

Information submitted current as of	(Date)

In accordance with Dix Hills’ Code of Ethics, please provide a list of all privately held securities, including those held by you at your home, in safe deposit boxes, or by an issuer, in which you have a beneficial interest. Note that this includes accounts of immediate family members living in your household.

Investment Name	Investment Type	Date & Amount of Investment

I certify that this form fully discloses all of the privately held securities accounts in which I have a beneficial interest.

Signature	Date
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